AMENDED AND RESTATED

                            ARTICLES OF INCORPORATION

                                       OF

                             MB SOFTWARE CORPORATION


     The undersigned natural person, more than eighteen years of ago, hereby establishes a corporation pursuant to the statutes of Colorado and adopts the following articles of incorporation:

     FIRST: The name of the corporation is MB Software Corporation.

     SECOND: The corporation shall have perpetual existence.

     THIRD: (a) The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the laws of Colorado.

     (b) In furtherance of the foregoing purposes, the corporation shall have and may exercise all of the rights, powers, and privileges now or hereafter conferred upon corporations organized under the laws of the state of Colorado. In addition, it may do everything necessary, suitable or proper for the accomplishment of any of its corporate purposes.

     FOURTH: (a) The aggregate number of shares which the corporation shall have authority to issue is 100 million shares of common stock, each having a par value of $.001.

     (b) Each shareholder of record shall have one vote for each share standing in his or her name on the books of the corporation and entitled to vote, except that in the election of directors he or she shall have the right to vote such number of shares for as many persons as there are directors to be elected. Cumulative voting shall not be allowed in the election of directors or for any other purpose.


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     (c) No shareholder of the corporation  shall have any preemptive or similar right to acquire any additional unissued or treasury shares of stock or for other securities of any class, or for rights, warrants or options to purchase stock or for scrip, or for securities of any kind convertible into stock or carrying stock purchase warrants or privileges.

     (d) The board of directors may from time to time distribute to the shareholders in partial liquidation, out of stated capital or capital surplus of the corporation, a portion of its assets, in cash or property, subject to the limitations contained in the statutes of Colorado.

     FIFTH: The board of directors of shall be composed of not less than three nor more than eight directors.

     SIXTH: The address of the initial registered office of the corporation is 6650 E. Belleview Avenue, Englewood, Colorado 80111. The name of the initial registered agent at such address is Gary A. Agron.

     SEVENTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the corporation, and the same are in furtherance of and not in limitation of the powers conferred by law:

     No contract or other transaction of the corporation with any other persons, firm or corporation, in which this corporation is interested, shall be affected or invalidated by (a) the fact that any one or more of the directors or officers of this corporation is interested in or is a director or officer of such other firm or corporation; or (b) the fact that any director or officer of this corporation, individually or jointly with others, may be a party to or may be interested in any such contract or transaction. Each person who may become a director or officer of the corporation is hereby relieved from any liability which might otherwise arise by reason of his contracting with the corporation for the benefit of himself or any firm or corporation in which he may be in any way interested.

     EIGHTH: The name and address of the incorporator is:

                                Gary A. Agron
                                6950 E. Belleview Avenue
                                Englewood, CO  80111

     DATED this 20th day of June, 1996.

488877/D